Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 of InVivo Therapeutics Holdings Corp. filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated March 12, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of InVivo Therapeutics Holdings Corp. and Subsidiary, appearing in the Prospectus, which is a part of the Registration Statement (No. 333-224424) on Form S-1, as amended, declared effective on June 20, 2018

/s/ RSM US LLP

Boston, Massachusetts
June 20, 2018